Exhibit 11.1  Computations of Basic Loss Per Share.

                                  TRIMERIS, INC.
               STATEMENTS RE: COMPUTATIONS OF BASIC LOSS PER SHARE
                       (in thousands except per share data)


                                               Three Months        Nine Months
                                            Ended September 30, Ended September 30,
                                              1997       1998      1997   1998
                                             ------     -----      ----   -----

Common shares outstanding
  (weighted average) (1)                      7,351     10,562    6,322  10,539

Common Stock equivalents
  (using the treasury stock method):
  Stock Options and Awards
  (weighted average) Pursuant
  to Staff Accounting Bulletin
  No. 83 (2)                                   100        100      100     100
                                            ------     ------   ------  ------

Total weighted average shares                7,451     10,662    6,422   10,639
                                            =======   =======   ======  =======

Net loss                                   $(3,353)   $(4,680) $(6,831)$(12,977)
                                           =======    =======  =======  =======

Basic net loss per share                   $ (0.45)   $ (0.44) $ (1.06) $ 1.22)
                                          ==========  =======  =======  =======

(1)Assumes the retroactive conversion of the Preferred Stock into shares of Common Stock which occurred upon the completion of the Company's Initial Public Offering in October, 1997, for all periods presented.

(2)Includes all options and awards issued during the twelve-month period prior to the initial filing of the registration statement relating to the Company's Initial Public Offering, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83.